EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2019 RESULTS

Delivers Better Than Expected Results in First Year of Next Great Chapter Plan; Board of Directors Approves 10% Dividend Increase

NEW YORK--(BUSINESS WIRE)--May 14, 2019-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $0.39 on a reported basis and $1.07 on an adjusted basis, excluding restructuring-related and other charges, for the fourth quarter of Fiscal 2019. This compared to earnings per diluted share of $0.50 on a reported basis and $0.90 on an adjusted basis, excluding restructuring-related and other charges, for the fourth quarter of Fiscal 2018.

For Fiscal 2019, earnings per diluted share was $5.27 on a reported basis and $7.19 on an adjusted basis, excluding restructuring-related and other charges. This compared to earnings per diluted share of $1.97 on a reported basis and $6.03 on an adjusted basis, excluding restructuring-related and other charges, for the full year of Fiscal 2018.

The Company also announced that its Board of Directors declared a 10% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is $0.6875 per share for a total annual dividend amount of $2.75 per share. The next quarterly dividend is payable on July 12, 2019 to shareholders of record at the close of business on June 28, 2019.

“This year we marked an incredible milestone for our business and our brands – 50 years of inspiration, passion and innovation,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “As we celebrate our rich history, we are even more inspired and motivated to continue to build the future for our company, and I am so proud of the work our teams are doing to deliver for consumers around the world every day.”

“Our Next Great Chapter plan is off to a good start – in its first year, we outperformed our commitments across key metrics, including revenue, quality of sales, operating income and EPS,” said Patrice Louvet, President & Chief Executive Officer. “It has been an exciting year of progress and continuous learning in our multi-year journey. We returned to revenue growth one year ahead of plan, average unit retail was better than we expected across all regions and channels as we continued to elevate the brand, and we saw particular strength across our international regions as we invested in product, marketing and distribution. Looking ahead, we will continue to put the consumer at the center of everything we do, elevate and energize our brands and drive operational efficiency to achieve long-term, sustainable growth and value creation.”

We delivered across the following strategic initiatives in the fourth quarter and full year Fiscal 2019:

•	Win Over a New Generation of Consumers
o
For Fiscal 2019, increased marketing investments by 13% to last year, driven by unique and highly impactful brand building campaigns and fashion shows including our 50th Anniversary Fashion Show, Ralph’s Café immersive fashion experience at our Madison Avenue flagship store and ‘Family is Who You Love’ campaign which launched in the fourth quarter

o
Elevated our brand and connected with new consumers through our collaboration with UK-based skate brand Palace, Limited Edition launches throughout the year and new distribution in key specialty retail doors

o
Continued to leverage celebrities, social influencers and cultural events that resonate with different segments of the Ralph Lauren consumer base, including our most recent Ralph Lauren Romance fragrance campaign featuring Taylor Hill

•	Energize Core Products and Accelerate Under-Developed Categories
o
Average unit retail across our direct-to-consumer network was up 8% in both the fourth quarter and full year Fiscal 2019 driven by our ongoing initiatives to elevate the product assortment and improve quality of sales

o	Renewed our core styles and focused on our icons which continue to be key drivers of improving sales trends
o
Continued to build our high-potential under-developed categories, with denim and outerwear sell-out trends accelerating in the Fall/Holiday season, driven by an improved product, merchandising and marketing focus

•	Drive Targeted Expansion in Our Regions and Channels
o	Momentum in Asia continued with 13% revenue growth and 5% comp growth in constant currency in Fiscal 2019, led by over 30% growth in Mainland China
o	Europe outperformed our expectations in Fiscal 2019 with 7% revenue growth in constant currency, driven by 10% growth in wholesale and positive retail comps in the second half of the year
o	Continued to expand our global distribution with 135 new retail stores including over 90 stores in Asia, and partnered with over 20 new digital pure play retailers globally
•	Lead with Digital
o	Global digital revenue grew 11% to last year in constant currency in Fiscal 2019, with strength across every region
o
Our directly-operated digital flagships in North America and Europe returned to positive growth during the year, supported by improvements in functionality, an enhanced consumer experience, and higher quality of sales initiatives

o	Expanded our partnerships with key digital wholesale players across regions
•	Operate with Discipline to Fuel Growth
o	Adjusted gross margin was up 90 basis points in Fiscal 2019 driven by quality of sales
o	Adjusted operating expenses, excluding our marketing investment, were below revenue growth in Fiscal 2019
o	Launched our direct-to-consumer shared inventory initiative in North America in the fourth quarter, driving increased efficiency in our distribution network and a reduced warehouse footprint
o	Increased geographic diversification across our sourcing network and delivered strong progress on global lead time reductions

Fourth Quarter Fiscal 2019 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2019, revenue declined 1.5% to $1.5 billion on a reported basis and was up 1.2% in constant currency. Foreign currency negatively impacted revenue growth by approximately 270 basis points in the fourth quarter.

Revenue performance for the Company’s reportable segments in the fourth quarter compared to the prior year period was as follows:

•
North America Revenue. North America revenue in the fourth quarter decreased 7% to $708 million. North America wholesale revenue was down 10% to last year, including softness in select spring fashion concepts and planned reductions in off-price sales. In retail, comparable store sales in North America were down 4%, including a 7% decline in brick and mortar stores and a 6% increase in digital commerce.  Excluding the impact of Easter timing, comparable store sales in North America were down approximately 1% to last year.

•
Europe Revenue. Europe revenue in the fourth quarter increased 4% to $435 million on a reported basis and increased 11% to last year in constant currency.  In retail, comparable store sales in Europe were up 5% on a constant currency basis, driven by a 5% increase in brick and mortar stores and a 6% increase in digital commerce.  Europe wholesale revenue increased 4% on a reported basis and increased 11% in constant currency.

•
Asia Revenue. Asia revenue in the fourth quarter increased 6% to $273 million on a reported basis and increased 10% in constant currency, with strong performance across every market, led by approximately 30% constant currency growth in Mainland China. Comparable store sales in Asia increased 4% in constant currency, reflecting growth in both brick and mortar and digital commerce operations.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2019 was $901 million and gross margin was 59.9%. On an adjusted basis, gross margin was 60.1%, 30 basis points above the prior year.

The increase in adjusted gross margin was driven by initiatives to improve quality of sales through reduced promotional activity and improved pricing as well as favorable product, geographic and channel sales mix. Foreign currency negatively impacted gross margin by 20 basis points in the fourth quarter.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2019 were $874 million on a reported basis, including $64 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $809 million, down 2% to prior year driven by cost savings initiatives and lower marketing investments to last year, as the timing of our full year Fiscal 2018 marketing spend was significantly more concentrated in the fourth quarter.

Adjusted operating expense rate was 53.8%, 40 basis points below the prior year period, excluding restructuring-related and other charges, driven by cost savings initiatives and timing of marketing spend.

Operating Income. Operating income for the fourth quarter of Fiscal 2019 was $28 million on a reported basis, including restructuring-related and other charges of $68 million, and operating margin was 1.9%. Adjusted operating income was $96 million and adjusted operating margin was 6.4%, 80 basis points above the prior year, excluding restructuring-related and other charges from both periods. Foreign currency negatively impacted operating margin by 30 basis points in the fourth quarter.

•
North America Operating Income. North America operating income in the fourth quarter was $109 million on a reported and $112 million on an adjusted basis. Adjusted North America operating margin was 15.9%, down 150 basis points to last year as gross margin improvements were more than offset by higher SG&A as a percentage of sales.

•
Europe Operating Income. Europe operating income in the fourth quarter was $98 million on a reported and $103 million on an adjusted basis. Adjusted Europe operating margin was 23.7%, 360 basis points higher than the prior year period. In constant currency, the adjusted operating margin expanded 340 basis points driven by gross margin expansion and SG&A leverage.

•
Asia Operating Income. Asia operating income in the fourth quarter was $38 million on a reported basis and $39 million on an adjusted basis. Adjusted Asia operating margin was 14.3%, down 90 basis points to the prior year and down 80 basis points in constant currency.

Net Income and EPS. On a reported basis, net income in the fourth quarter of Fiscal 2019 was $32 million or $0.39 per diluted share. On an adjusted basis, net income was $85 million, or $1.07 per diluted share, excluding restructuring-related and other charges. This compared to a net income of $41 million, or $0.50 per diluted share on a reported basis, and net income of $75 million, or $0.90 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2018.

In the fourth quarter of Fiscal 2019, the Company had an effective tax rate of 10.6% on a reported and 17.5% on an adjusted basis, excluding restructuring-related and other charges. This compared to a reported and adjusted effective tax rate of (66%) and 13%, respectively, in the prior year period.

Full Year Fiscal 2019 Income Statement Review

Net Revenues. For Fiscal 2019, revenue increased 2% to $6.3 billion on a reported basis and increased 3% in constant currency, above our guidance.

•
North America Revenue. For Fiscal 2019, North America revenue decreased 1% on both a reported and constant currency basis to $3.2 billion, including our planned reduction in off-price sales, while retail comps were flat to last year.

•	Europe Revenue. For Fiscal 2019, Europe revenue increased 5% to $1.7 billion on a reported basis. In constant currency, revenue increased 6% driven by wholesale and retail growth.

•	Asia Revenue. For Fiscal 2019, Asia revenue increased 11% to $1.0 billion on a reported basis. In constant currency, revenue increased 13% with double-digit growth in retail and wholesale.

Gross Profit. Gross profit for Fiscal 2019 was $3.9 billion on a reported basis, including $7 million in inventory-related charges, and gross margin was 61.6%. On an adjusted basis, gross margin was 61.7%, 90 basis points higher than the prior year, excluding inventory related charges from both periods. Foreign currency negatively impacted gross margin by 20 basis points in Fiscal 2019.

Operating Expenses. For Fiscal 2019, operating expenses were $3.3 billion on a reported basis, including $156 million in restructuring-related and other charges. On an adjusted basis, operating expenses were $3.2 billion, up 2% from the prior year. Adjusted operating expense rate was 50.2%, 10 basis points above Fiscal 2018, excluding restructuring-related and other charges from both periods.

Operating Income. Operating income for Fiscal 2019 was $562 million, including restructuring-related and other charges of $163 million. On an adjusted basis, operating income was $725 million and operating margin was 11.5%, 80 basis points above the prior year period, excluding restructuring-related and other charges from both periods. Excluding currency impacts, adjusted operating margin expanded 70 basis points in Fiscal 2019 compared to last year.

•
North America Operating Income. North America operating income in Fiscal 2019 was $683 million and operating margin was 21.3% on a reported basis, including restructuring-related and other charges. On an adjusted basis, North America operating income in Fiscal 2019 was $688 million and operating margin was 21.5%, a 30 basis point improvement over last year.

•
Europe Operating Income. Europe operating income in Fiscal 2019 was $390 million and operating margin was 23.5% on a reported basis, including restructuring-related and other charges. On an adjusted basis, Europe operating income in Fiscal 2019 was $397 million and operating margin was 23.9%, 120 basis points above last year.

•
Asia Operating Income. Asia operating income in Fiscal 2019 was $161 million and operating margin was 15.5% on a reported basis, including restructuring-related and other charges. On an adjusted basis, Asia operating income in Fiscal 2019 was $166 million and operating margin was 16.0%, 90 basis points above last year.

Net Income and EPS.  In Fiscal 2019, on a reported basis, net income was $431 million or $5.27 per diluted share. On an adjusted basis, net income was $588 million, or $7.19 per diluted share, excluding restructuring-related and other charges. This compared to a net income of $163 million, or $1.97 per diluted share on a reported basis, and net income of $498 million, or $6.03 per diluted share, excluding restructuring-related and other charges, for Fiscal 2018.

For Fiscal 2019, on a reported basis, the Company had an effective tax rate of 26% as compared to 67% in the prior year.  The adjusted effective tax rate was 21%, excluding restructuring-related and other charges. This compared to an adjusted effective tax rate of 24% for Fiscal 2018.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2019 with $2.0 billion in cash and short and long-term investments and $689 million in total debt, compared to $2.1 billion and $596 million, respectively, at the end of Fiscal 2018.

Inventory at the end of Fiscal 2019 was $818 million, up 7% compared to the prior year period.  The increase reflected planned investments to support global store expansion and earlier deliveries versus the prior year to better align with customer demand.  Higher inventories also included increased shipments to our Europe wholesale customers and factory stores as we continued to restore our product assortment following significant pullbacks.

The Company had $198 million in capital expenditures in Fiscal 2019, compared to $162 million in the prior year period, primarily related to our global retail and department store renovations, new store openings, and continued enhancements to our global information technology systems.

The Company repurchased approximately $70 million of Class A Common Stock in the fourth quarter for a total of approximately $470 million in Fiscal 2019.

Full Year Fiscal 2020 and First Quarter Outlook
The full year Fiscal 2020 and first quarter guidance excludes restructuring-related and other charges, as described in the “Non-U.S. GAAP Financial Measures” section of this press release.

For Fiscal 2020, the Company expects net revenue to be up 2% to 3% on a constant currency basis. Foreign currency is expected to negatively impact revenue growth by 90 to 100 basis points in Fiscal 2020.

The Company expects operating margin for Fiscal 2020 to increase 40 to 60 basis points in constant currency, driven by modest gross margin expansion and SG&A leverage. Foreign currency is expected to negatively impact operating margin by about 10 to 20 basis points in Fiscal 2020.

In the first quarter of Fiscal 2020, the Company expects net revenue to increase 3% to 5% in constant currency, benefiting from the timing of Easter. Foreign currency is expected to negatively impact revenue growth by about 190 to 200 basis points in the first quarter of Fiscal 2020.

Operating margin for the first quarter of Fiscal 2020 is expected to be up 30 to 50 basis points in constant currency. Foreign currency is expected to negatively impact operating margin by about 10 basis points in the first quarter of Fiscal 2020.

The full year Fiscal 2020 tax rate is expected to be about 22%.  First quarter of Fiscal 2020 tax rate is expected to be about 19%.

The Company is planning capital expenditures of approximately $300 million for Fiscal 2020. Consistent with previous guidance, the Company is planning to repurchase about $600 million of Class A Common Stock shares in Fiscal 2020.  Approximately $630 million remained available under the Company’s authorized share repurchase program at the end of Fiscal 2019.

With the expected repurchase activity in Fiscal 2020, the Company's Board of Directors also approved additional shares to be available for future stock repurchase activity, allowing the Company to purchase up to an additional $600 million of Class A Common Stock shares, subject to overall business and market conditions.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, May 14th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2019 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, May 14, 2019 through 6:00 P.M. Eastern, Tuesday, May 21, 2019 by dialing 203-369-3800 or 800-388-4923 and entering passcode 8827.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, accessories, home, fragrances, and hospitality.

For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe,” “can” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	March 30,	March 31,
	2019	2018

ASSETS	(700,812,281.4)	(813,895,863.6)
Current assets:
Cash and cash equivalents	$584.1	$1,304.6
Short-term investments	1,403.4	699.4
Accounts receivable, net of allowances	398.1	421.4
Inventories	817.8	761.3
Income tax receivable	32.1	38.0
Prepaid expenses and other current assets	359.3	323.7
Total current assets	3,594.8	3,548.4

Property and equipment, net	1,039.2	1,186.3
Deferred tax assets	67.0	86.6
Goodwill	919.6	950.5
Intangible assets, net	163.7	188.0
Other non-current assets(a)	158.5	183.5
Total assets	$5,942.8	$6,143.3

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$10.1
Current portion of long-term debt	-	298.1
Accounts payable	202.3	165.6
Income tax payable	29.4	30.0
Accrued expenses and other current liabilities	968.4	1,083.4
Total current liabilities	1,200.1	1,587.2

Long-term debt	689.1	288.0
Income tax payable	146.7	124.8
Non-current liability for unrecognized tax benefits	78.8	79.2
Other non-current liabilities	540.9	606.7
Total liabilities	2,655.6	2,685.9

Equity:
Common stock	1.3	1.3
Additional paid-in-capital	2,493.8	2,383.4
Retained earnings	5,979.1	5,752.2
Treasury stock, Class A, at cost	(5,083.6)	(4,581.0)
Accumulated other comprehensive loss	(103.4)	(98.5)
Total equity	3,287.2	3,457.4
Total liabilities and equity	$5,942.8	$6,143.3

Net Cash (incl. LT Investments)	1,343.3	1,494.0
Cash & Investments (ST & LT)	2,032.4	2,090.2

Net Cash (excl. LT Investments)	1,298.4	1,407.8
Cash & ST Investments	1,987.5	2,004.0

(a) Includes non-current investments of:	$44.9	$86.2

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018

North America	$708.4	$759.3
Europe	434.9	420.0
Asia	273.5	256.8
Other non-reportable segments	88.9	93.1
Net revenues	1,505.7	1,529.2
Cost of goods sold	(604.2)	(620.7)
Gross profit	901.5	908.5
Selling, general, and administrative expenses	(809.4)	(828.6)
Impairment of assets	(12.5)	(25.2)
Restructuring and other charges	(51.7)	(29.3)
Total other operating expenses, net	(873.6)	(883.1)
Operating income	27.9	25.4
Interest expense	(5.1)	(3.8)
Interest income	11.3	4.8
Other income (expense), net	1.2	(1.5)
Income before income taxes	35.3	24.9
Income tax benefit (provision)	(3.7)	16.4
Net income	$31.6	$41.3
Net income per common share - Basic	$0.40	$0.51
Net income per common share - Diluted	$0.39	$0.50
Weighted average common shares outstanding - Basic	79.0	81.7
Weighted average common shares outstanding - Diluted	80.1	82.8
Dividends declared per share	$0.625	$0.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	March 30,	March 31,
	2019	2018

North America	$3,202.9	$3,231.0
Europe	1,659.9	1,585.0
Asia	1,041.0	933.7
Other non-reportable segments	409.2	432.6
Net revenues	6,313.0	6,182.3
Cost of goods sold	(2,427.0)	(2,430.6)
Gross profit	3,886.0	3,751.7
Selling, general, and administrative expenses	(3,168.3)	(3,095.5)
Impairment of assets	(25.8)	(50.0)
Restructuring and other charges	(130.1)	(108.0)
Total other operating expenses, net	(3,324.2)	(3,253.5)
Operating income	561.8	498.2
Interest expense	(20.7)	(18.2)
Interest income	40.8	12.3
Other income (expense), net	0.6	(3.1)
Income before income taxes	582.5	489.2
Income tax provision	(151.6)	(326.4)
Net income	$430.9	$162.8
Net income per common share - Basic	$5.35	$1.99
Net income per common share - Diluted	$5.27	$1.97
Weighted average common shares outstanding - Basic	80.6	81.7
Weighted average common shares outstanding - Diluted	81.7	82.5
Dividends declared per share	$2.50	$2.00

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	Twelve Months Ended
	March 30,	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$430.9	$162.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	281.3	295.2
Deferred income tax expense	8.5	84.1
Loss on sale of property	11.6	-
Non-cash stock-based compensation expense	88.6	74.5
Non-cash impairment of assets	25.8	50.0
Non-cash restructuring-related inventory charges	7.2	7.6
Other non-cash charges	6.9	11.9
Changes in operating assets and liabilities:
Accounts receivable	10.1	34.5
Inventories	(90.8)	57.8
Prepaid expenses and other current assets	(40.5)	(15.1)
Accounts payable and accrued liabilities	(4.7)	64.6
Income tax receivables and payables	29.7	165.1
Deferred income	(16.5)	1.4
Other balance sheet changes	35.7	(19.3)
Net cash provided by operating activities	783.8	975.1

Cash flows from investing activities:
Capital expenditures	(197.7)	(161.6)
Purchases of investments	(3,030.8)	(1,605.6)
Proceeds from sales and maturities of investments	2,357.5	1,582.7
Acquisitions and ventures	(4.5)	(4.6)
Proceeds from sale of property	20.0	-
Settlement of net investment hedges	(23.8)	-
Net cash used in investing activities	(879.3)	(189.1)

Cash flows from financing activities:
Proceeds from issuance of short-term debt	-	10.1
Repayments of short-term debt	(9.9)	-
Proceeds from the issuance of long-term debt	398.1	-
Repayments of long-term debt	(300.0)	-
Payments of capital lease obligations	(19.6)	(28.2)
Payments of dividends	(190.7)	(162.4)
Repurchases of common stock, including shares surrendered for tax withholdings	(502.6)	(17.1)
Proceeds from exercise of stock options	21.8	0.1
Other financing activities	(2.8)	-
Net cash used in financing activities	(605.7)	(197.5)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(27.8)	55.2
Net increase (decrease) in cash, cash equivalents, and restricted cash	(729.0)	643.7
Cash, cash equivalents, and restricted cash at beginning of period	1,355.5	711.8
Cash, cash equivalents, and restricted cash at end of period	$626.5	$1,355.5

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION

Net revenues and operating income for the periods ended March 30, 2019 and March 31, 2018 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018

Net revenues:
North America	$708.4	$759.3	$3,202.9	$3,231.0
Europe	434.9	420.0	1,659.9	1,585.0
Asia	273.5	256.8	1,041.0	933.7
Other non-reportable segments	88.9	93.1	409.2	432.6
Total net revenues	$1,505.7	$1,529.2	$6,313.0	$6,182.3

Operating income:
North America	$108.8	$128.3	$682.8	$677.6
Europe	98.0	83.1	389.9	356.7
Asia	37.7	36.2	161.0	137.2
Other non-reportable segments	23.7	10.6	121.6	107.5
	268.2	258.2	1,355.3	1,279.0

Unallocated corporate expenses	(188.6)	(203.5)	(663.4)	(672.8)
Unallocated restructuring and other charges	(51.7)	(29.3)	(130.1)	(108.0)
Total operating income	$27.9	$25.4	$561.8	$498.2

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended	Twelve Months Ended
	March 30, 2019 % Change	March 31, 2018 % Change
	Constant Currency	Constant Currency
North America
Digital commerce	6%	10%
Excluding Digital commerce	(7%)	(2%)
Total North America	(4%)	-%

Europe
Digital commerce	6%	6%
Excluding Digital commerce	5%	(1%)
Total Europe	5%	(1%)

Asia
Digital commerce	36%	51%
Excluding Digital commerce	4%	4%
Total Asia	4%	5%
Total Ralph Lauren	1%	1%

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	March 30, 2019	March 31, 2018	As Reported	Constant Currency
North America	$708.4	$759.3	(6.7%)	(6.5%)
Europe	434.9	420.0	3.5%	11.1%
Asia	273.5	256.8	6.5%	9.9%
Other non-reportable segments	88.9	93.1	(4.6%)	(4.3%)
Net revenues	$1,505.7	$1,529.2	(1.5%)	1.2%

	Twelve Months Ended		% Change
	March 30, 2019	March 31, 2018	As Reported	Constant Currency
North America	$3,202.9	$3,231.0	(0.9%)	(0.8%)
Europe	1,659.9	1,585.0	4.7%	6.5%
Asia	1,041.0	933.7	11.5%	12.7%
Other non-reportable segments	409.2	432.6	(5.4%)	(5.4%)
Net revenues	$6,313.0	$6,182.3	2.1%	2.8%

RALPH LAUREN CORPORATION
Revenue by Sales Channel
(in millions)
(Unaudited)

	Three Months Ended
	March 30, 2019					March 31, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$386.0	$242.7	$22.9	$4.6	$656.2	$429.7	$234.3	$20.2	$9.4	$693.6
Retail	322.4	192.2	250.6	42.7	807.9	329.6	185.7	236.6	40.0	791.9
Licensing	-	-	-	41.6	41.6	-	-	-	43.7	43.7
Total net revenues	$708.4	$434.9	$273.5	$88.9	$1,505.7	$759.3	$420.0	$256.8	$93.1	$1,529.2

	Twelve Months Ended
	March 30, 2019					March 31, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$1,514.4	$778.8	$71.1	$28.2	$2,392.5	$1,571.4	$727.1	$59.6	$31.1	$2,389.2
Retail	1,688.5	881.1	969.9	208.3	3,747.8	1,659.6	857.9	874.1	224.8	3,616.4
Licensing	-	-	-	172.7	172.7	-	-	-	176.7	176.7
Total net revenues	$3,202.9	$1,659.9	$1,041.0	$409.2	$6,313.0	$3,231.0	$1,585.0	$933.7	$432.6	$6,182.3

RALPH LAUREN CORPORATION
Global Retail Store Network

	March 30,	March 31,
	2019	2018

North America
Ralph Lauren Stores	41	41
Polo Factory Stores	183	174
Total Directly Operated Stores	224	215
Concessions	2	2

Europe
Ralph Lauren Stores	23	19
Polo Factory Stores	64	62
Total Directly Operated Stores	87	81
Concessions	24	25

Asia
Ralph Lauren Stores	57	51
Polo Factory Stores	58	54
Total Directly Operated Stores	115	105
Concessions	622	603

Other
Club Monaco Stores	75	71
Club Monaco Concessions	5	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	121	111
Polo Factory Stores	305	290
Club Monaco Stores	75	71
Total Directly Operated Stores	501	472
Concessions	653	632

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	108	88
Club Monaco Licensed Stores	58	59
Total Licensed Stores	166	147
Licensed Concessions	119	131

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 30, 2019
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,505.7	$-	$1,505.7
Gross profit	901.5	4.1	905.6
Gross profit margin	59.9%		60.1%
Total other operating expenses, net	(873.6)	64.2	(809.4)
Operating expense margin	58.0%		53.8%
Operating income	27.9	68.3	96.2
Operating margin	1.9%		6.4%
Income before income taxes	35.3	68.3	103.6
Income tax provision	(3.7)	(14.5)	(18.2)
Effective tax rate	10.6%		17.5%
Net income	$31.6	$53.8	$85.4
Net income per diluted common share	$0.39		$1.07
Weighted average common shares outstanding - Diluted	80.1		80.1
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$108.8	$3.6	$112.4
Operating margin	15.4%		15.9%
Europe	98.0	5.0	103.0
Operating margin	22.5%		23.7%
Asia	37.7	1.5	39.2
Operating margin	13.8%		14.3%
Other non-reportable segments	23.7	1.2	24.9
Operating margin	26.6%		27.9%
Unallocated corporate expenses and restructuring and other charges	(240.3)	57.0	(183.3)
Total operating income	$27.9	$68.3	$96.2

	Twelve Months Ended
	March 30, 2019
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$6,313.0	$-	$6,313.0
Gross profit	3,886.0	7.2	3,893.2
Gross profit margin	61.6%		61.7%
Total other operating expenses, net	(3,324.2)	155.9	(3,168.3)
Operating expense margin	52.7%		50.2%
Operating income	561.8	163.1	724.9
Operating margin	8.9%		11.5%
Income before income taxes	582.5	163.1	745.6
Income tax provision	(151.6)	(6.5)	(158.1)
Effective tax rate	26.0%		21.2%
Net income	$430.9	$156.6	$587.5
Net income per diluted common share	$5.27		$7.19
Weighted average common shares outstanding - Diluted	81.7		81.7
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$682.8	$5.0	$687.8
Operating margin	21.3%		21.5%
Europe	389.9	6.8	396.7
Operating margin	23.5%		23.9%
Asia	161.0	5.2	166.2
Operating margin	15.5%		16.0%
Other non-reportable segments	121.6	10.1	131.7
Operating margin	29.7%		32.2%
Unallocated corporate expenses and restructuring and other charges	(793.5)	136.0	(657.5)
Total operating income	$561.8	$163.1	$724.9

 RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	March 31, 2018
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,529.2	$-	$1,529.2
Gross profit	908.5	6.3	914.8
Gross profit margin	59.4%		59.8%
Total other operating expenses, net	(883.1)	54.5	(828.6)
Operating expense margin	57.8%		54.2%
Operating income	25.4	60.8	86.2
Operating margin	1.7%		5.6%
Income before income taxes	24.9	60.8	85.7
Income tax benefit (provision)	16.4	(27.2)	(10.8)
Effective tax rate	(66.0%)		12.6%
Net income	$41.3	$33.6	$74.9
Net income per diluted common share	$0.50		$0.90
Weighted average common shares outstanding - Diluted	82.8		82.8
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$128.3	$4.1	$132.4
Operating margin	16.9%		17.4%
Europe	83.1	1.4	84.5
Operating margin	19.8%		20.1%
Asia	36.2	2.8	39.0
Operating margin	14.1%		15.2%
Other non-reportable segments	10.6	13.7	24.3
Operating margin	11.3%		26.1%
Unallocated corporate expenses and restructuring and other charges	(232.8)	38.8	(194.0)
Total operating income	$25.4	$60.8	$86.2

	Twelve Months Ended
	March 31, 2018
	As Reported	Total Adjustments(a)(e)	As Adjusted
Net revenues	$6,182.3	$-	$6,182.3
Gross profit	3,751.7	7.6	3,759.3
Gross profit margin	60.7%		60.8%
Total other operating expenses, net	(3,253.5)	158.0	(3,095.5)
Operating expense margin	52.6%		50.1%
Operating income	498.2	165.6	663.8
Operating margin	8.1%		10.7%
Income before income taxes	489.2	165.6	654.8
Income tax provision	(326.4)	169.1	(157.3)
Effective tax rate	66.7%		24.0%
Net income	$162.8	$334.7	$497.5
Net income per diluted common share	$1.97		$6.03
Weighted average common shares outstanding - Diluted	82.5		82.5
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$677.6	$7.5	$685.1
Operating margin	21.0%		21.2%
Europe	356.7	2.7	359.4
Operating margin	22.5%		22.7%
Asia	137.2	3.9	141.1
Operating margin	14.7%		15.1%
Other non-reportable segments	107.5	22.8	130.3
Operating margin	24.9%		30.1%
Unallocated corporate expenses and restructuring and other charges	(780.8)	128.7	(652.1)
Total operating income	$498.2	$165.6	$663.8

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for enactment-related charges recorded in connection with U.S. tax reform and other income tax-related adjustments are recorded within the income tax provision in the consolidated statements of operations.  Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended March 30, 2019 include (i) charges of $37.2 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $9.3 million related to underperforming stores as a result of on-going store portfolio evaluation and the planned sale of a corporate asset; and (iii) other charges of $21.8 million primarily related to the Company's new sabbatical leave program and depreciation expense associated with its former Polo store at 711 Fifth Avenue in New York City.

(c)
Adjustments for the twelve months ended March 30, 2019 include (i) charges of $111.5 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and a loss on sale of property; (ii) additional impairment of assets of $15.1 million related to underperforming stores as a result of on-going store portfolio evaluation and the planned sale of a corporate asset; and (iii) other charges of $36.5 million primarily related to the Company's new sabbatical leave program, depreciation expense associated with its former Polo store at 711 Fifth Avenue in New York City, and its customs audit.  The income tax provision reflects enactment-related charges of $27.6 million recorded in connection with U.S. tax reform.

(d)
Adjustments for the three months ended March 31, 2018 include (i) charges of $23.8 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $14.4 million related to underperforming stores as a result of on-going store portfolio evaluation; (iii) an intangible asset impairment charge of $8.8 million; and (iv) net other charges of $13.8 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and its customs audit. The income tax benefit (provision) reflects the reversal of enactment-related charges of $9.9 million recorded in connection with U.S. tax reform.

(e)
Adjustments for the twelve months ended March 31, 2018 include (i) charges of $102.8 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $25.2 million related to underperforming stores as a result of on-going store portfolio evaluation; (iii) an intangible asset impairment charge of $8.8 million; and (iv) net other charges of $28.8 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City, its customs audit, the departure of Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues. The income tax provision reflects enactment-related charges of $221.4 million recorded in connection with U.S. tax reform.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction, as well as enactment-related charges recorded in connection with U.S. tax reform, commonly referred to as the Tax Cuts and Jobs Act. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company’s full year Fiscal 2020 and first quarter Fiscal 2020 guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our restructuring plans, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company’s financial outlook excludes estimated remaining pretax charges of approximately $25 million to $50 million related to its Fiscal 2019 Restructuring Plan.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst, 212-813-7868
IR@ralphlauren.com
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